Filed pursuant to Rule 424(b)(2)

Registration No. 333-279371

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 5, 2024)

Danimer Scientific, Inc.

Up to 70,134,322 Shares of Common Stock

This prospectus supplement and the accompanying prospectus relate to the issuance and sale of up to an aggregate of 70,134,322 shares of Class A common stock, $0.0001 par value per share (“Common Stock”) of Danimer Scientific, Inc. (the “Company,” “Danimer,” “we,” “our,” or “us”), upon the exercise of warrants issued by us on or about July 12, 2024 as a distribution to holders of (i) shares of Common Stock, (ii) 3.250% Convertible Senior Notes due 2026 (on an as-converted basis) (the “Convertible Notes”), and (iii) pre-funded common stock purchase warrants dated March 25, 2024 (on an as-exercised basis) (the “pre-funded warrants”) on the Record Date (each, a “Warrant” and, collectively, the “Warrants”).

Our Common Stock is listed on The New York Stock Exchange under the symbol “DNMR”. On July 11, 2024, the last reported sale price of our Common Stock on the New York Stock Exchange (the “NYSE”) was $0.6045 per share.

The Company is declaring a distribution (the “Warrant Distribution”) of transferable Warrants at no charge to all of its stockholders of record on May 13, 2024 (the “Record Date”). The Company is distributing one Warrant for every three shares of Common Stock, subject to downward rounding, held by stockholders of record on the Record Date. Holders of the Company’s outstanding Convertible Notes and the Company’s outstanding pre-funded warrants, in each case as of the Record Date, will also receive Warrants on a pass-through basis as determined in the agreements governing such securities and the Warrant Agreement (defined below). The Warrant Distribution has been effected on July 12, 2024. Unless earlier redeemed as described herein, the Warrants may be exercised at any time in accordance with their terms until July 15, 2025. Each Warrant entitles the holder thereof to purchase from us one share of Common Stock (plus the Bonus Share Fraction (as defined herein), if any) at an initial Exercise Price of $5.00 per Warrant, in each case, subject to certain adjustments. The Exercise Price shall be paid (a) prior to July 26, 2024, in cash or (b) starting on July 26, 2024, (i) in cash or (ii) at the election of the Holder (as defined herein), either in cash or, if there are certain issued and outstanding Designated Notes (as defined herein) as of the relevant Exercise Date, by delivery of Designated Notes. Upon the Bonus Share Expiration Date (as defined herein), all Designated Notes as of such date will be automatically removed from being Designated Notes.

If Holders exercise Warrants for cash, the Company will receive the proceeds. See “Use of Proceeds” in this prospectus supplement. If Holders exercise Warrants through the surrender of Designated Notes, the amount of the Company’s outstanding debt will be reduced.

Based on the number of shares of Common Stock issued and outstanding as of the Record Date, if all Warrants issued in the Warrant Distribution were exercised, and if the maximum number of Bonus Share Fractions were issued, we would have 188,166,022 shares of Common Stock issued and outstanding following the completion of the exercise period for the Warrants. The Company is unable to predict the number of Warrants that will be exercised, if any, or how many would be exercised through the surrender of Designated Notes instead of cash.

The Warrants have been issued by the Company pursuant to a Warrant Agreement, dated as of July 12, 2024, between Continental Stock Transfer & Trust Company, as Warrant Agent, and the Company (the “Warrant Agreement”). The Warrants will be transferable when issued and are expected to trade over-the-counter. However, there can be no assurance that an orderly, liquid trading market for the Warrants will develop. Any trading value of the Warrants will be determined by the market.

This prospectus supplement updates and supplements the information in the accompanying prospectus and is not complete without and may not be delivered or utilized except in combination with, the accompanying prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the accompanying prospectus and if there is any inconsistency between the information in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the securities offered by this prospectus supplement involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-8 and similar sections in our filings with the Securities and Exchange Commission (the “Commission”) incorporated by reference herein before buying any of the shares of Common Stock offered hereby.

Neither the Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 12, 2024.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering made pursuant to this prospectus supplement. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Please read “Incorporation of Certain Information by Reference” in this prospectus supplement.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein or contained in a freewriting prospectus we have prepared. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Neither we, nor any of our respective representatives are making any representation to you regarding the legality of an investment in our securities by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our securities. References in this prospectus supplement to the “Company,” “Danimer,” “we,” “our,” or “us,” refer to Danimer Scientific, Inc. unless otherwise stated or the context otherwise requires.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein include, but are not limited to, our expectations related to the use of proceeds from the equity offering; reduction in the number and amount of Convertible Notes remaining outstanding after the exercise of Warrants, if any; our ability to maintain compliance with the NYSE continued listing requirements; the impact on our business, operations and financial results of pandemics, including COVID-19, and the ongoing conflicts in Ukraine and in the Middle East (each of which, among other things, may affect many of the items listed below); the demand for our products and services; revenue growth; effects of competition; supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the credit markets, including mortgages, home equity loans, and consumer credit; impact of tariffs; demand for credit offerings; management of relationships with our employees, suppliers and vendors, and customers; international trade disputes, natural disasters, public health issues (including pandemics and related quarantines, shelter-in-place orders, and similar restrictions), and other business interruptions that could disrupt supply or delivery of, or demand for, our products or services; continuation of equity programs; net earnings performance; earnings per share; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and outcome of investigations, inquiries, claims, and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this prospectus supplement are based upon information available to the Company as of the date of this prospectus supplement and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein as well as other written or oral statements by us or our authorized officers on our behalf, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding whether to invest in our securities. You should read this entire prospectus supplement carefully, including the “Risk Factors” section, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment decision.

The Company

We are a performance polymer company specializing in bioplastic replacements for traditional petroleum-based plastics. Applications for biopolymers include additives, aqueous coatings, fibers, filaments, films, thermoforming, and injection-molded articles. We bring together innovative technologies to deliver biodegradable bioplastic materials to global consumer product companies. We believe that we are the only commercial company in the bioplastics market to combine the production of a base polymer along with the reactive extrusion capacity in order to give customers a “drop-in” replacement for a wide variety of petroleum-based plastics. We have core competencies in polymer formulation and application development, fermentation process engineering, thermocatalysis, chemical engineering and polymer science. In addition, we have created an extensive intellectual property portfolio to protect our innovations that together with our technology, serves as a valuable foundation for our business and for future industry collaborations.

Globally, over 800 billion pounds of plastic are produced each year. Bioplastics are a key segment of the plastics industry and offer a renewably sourced or compostable replacement for traditional petroleum-based plastics with additional benefits such as biodegradability and enhanced safety. Bioplastics are used in a wide range of applications, including packaging, adhesives, food additives, food service items and many others. The bioplastics industry is diverse and rapidly evolving. As companies continue to innovate new bioplastic products to meet existing and future customer needs, we expect the industry to expand substantially.

We primarily market our products to consumer packaging brand owners, converters and manufacturers in the plastics industry seeking to address environmental, public health, renewability, composting and biodegradability concerns arising from customer perceptions and expectations, government regulations, or other reasons.

We, through our principal operating subsidiaries, Meredian, Inc., Meredian Bioplastics, Inc., Danimer Scientific, L.L.C., Danimer Bioplastics, Inc., Danimer Scientific Kentucky, Inc., and Novomer, Inc., bring together innovative technologies to deliver biodegradable bioplastic materials to global consumer product companies.

Corporate Information

Our principal executive offices are located at 140 Industrial Boulevard, Bainbridge, Georgia 39817. Our telephone number is (229) 243-7075, and our Internet website address is www.danimerscientific.com. The content contained in, or that can be accessed through, our website is not part of this prospectus supplement (other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement). See “Incorporation of Certain Information by Reference.”

THE OFFERING

Issuer:	Danimer Scientific, Inc.

The Warrant Distribution:

Our Board of Directors declared a distribution of transferable Warrants at no charge to all of our stockholders. We are distributing, on July 12, 2024, one Warrant for every three shares of our Common Stock. Holders of our 3.250% Convertible Senior Notes due 2026 (the “Convertible Notes”) will also receive, at the same time and on the same terms as holders of Common Stock, Warrants without having to convert such noteholder’s Convertible Notes as if such noteholder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate (as defined in the indenture for the Convertible Notes) in effect on the Record Date; and (ii) the aggregate principal amount (expressed in thousands) of Convertible Notes held by such holder on such date. Holders of our pre-funded common stock purchase warrants dated March 25, 2024 (the “pre-funded warrants”) shall also receive Warrants to the same extent that a pre-funded warrantholder would have participated therein if such pre-funded warrantholder had held the number of shares of Common Stock acquirable upon complete exercise of the pre-funded warrant held by such pre-funded warrantholder as of the Record Date. Each Warrant will entitle the holder thereof (the “Holder”) to purchase, at the Holder’s sole and exclusive election, at the Exercise Price, one share of Common Stock (the “Basic Warrant Exercise Rate”) plus, to the extent described below, the Bonus Share Fraction (as defined below), subject to certain adjustments described in “Anti-Dilution Adjustments” below.

We issued a total of 46,756,215 Warrants (which represent the right to purchase up to 70,134,322 shares of Common Stock, assuming the maximum number of Bonus Share Fractions are issued and that no Warrants or shares of Common Stock are rounded down). Our officers, directors, employees, affiliates and advisors and their respective affiliates who are also stockholders will receive, in their capacity as stockholders, Warrants in respect of the shares of Common Stock they own as of the Record Date.

Holders may exercise all or a portion of their Warrants or choose not to exercise any Warrants at all, or may otherwise sell or transfer their Warrants, in each case, in their sole and absolute discretion, subject to applicable law.

No Fractional Warrants:	The Warrant Agent will not be required to effect any transaction that would result in the issuance of a fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued, we will round down the total number of Warrants to be issued to the relevant Holder to the nearest whole number. As a result, stockholders who own a number of shares that is not a whole multiple of three shares will not receive any Warrants for any shares in excess of the largest whole multiple of three shares owned by them, and stockholders who own fewer than three shares will not be entitled to any Warrants as a result of holding such shares. For example, stockholders who own 2, 220 or 440 shares of Common Stock would receive zero, 73 and 146 warrants, respectively.

Record Date:	5:00 p.m., New York City time, May 13, 2024.

Shares of Common Stock Currently Outstanding:	As of the Record Date, 116,443,200 shares of our Common Stock are issued and outstanding.

Shares of Common Stock Outstanding Assuming Complete Exercise of the Warrants:	We will not issue any shares of Common Stock directly in the Warrant Distribution. Based on the number of shares of Common Stock outstanding as of the Record Date, if all 46,756,215 Warrants issued in the Warrant Distribution were exercised and the maximum number of Bonus Share Fractions were issued, we would have 188,166,022 shares of Common Stock outstanding (in each case, assuming no Warrants or shares of Common Stock are rounded down).

Warrant Shares:	Each Warrant will be exercisable for one share of our Common Stock plus the Bonus Share Fraction, if any, in each case, subject to certain adjustments described in the “Anti-Dilution Adjustments” section below. Such number of shares of Common Stock, as it may be adjusted, is referred to as the “Warrant Exercise Rate.”

Bonus Share Fraction:

Until the Bonus Share Expiration Date, a Holder exercising its Warrants will receive an additional one-half (0.5) of a share of Common Stock for each Warrant exercised (the “Bonus Share Fraction”) without payment of any additional Exercise Price.

The right to receive the Bonus Share Fraction will expire at 5:00 p.m. New York City time upon the date (the “Bonus Share Expiration Date”) which is the first Business Day following the last day of the first 30 consecutive Trading Day period in which the daily volume-weighted average price (VWAP) (as defined in this prospectus supplement under “Description of the Warrants – Certain Definitions”) of the shares of Common Stock has been at least equal to the then applicable Bonus Share Expiration Trigger Price (as defined below) for 20 Trading Days (whether or not consecutive) each falling on or after August 1, 2024 (the “Bonus Share Expiration Price Condition”, and each such 20 Trading Days, a “Qualifying Trading Day”). For the avoidance of doubt, the first possible date on which the Bonus Share Expiration Date can occur is August 29, 2024, provided that the Bonus Share Expiration Price Condition is met.

Any Warrant exercised with an Exercise Date (as defined below) after the Bonus Share Expiration Date will not be entitled to any Bonus Share Fraction.

The “Bonus Share Expiration Trigger Price” is initially $2.00, subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.

The Company will make a public announcement of the Bonus Share Expiration Date prior to market open on the Bonus Share Expiration Date in the case of a Bonus Share Expiration Price Condition.

No Fractional Shares:	The Company will not issue fractional shares of Common Stock or pay cash in lieu thereof. If a stockholder would otherwise be entitled to receive a fractional number of shares of Common Stock upon exercise of the Warrants, we will round down the total number of shares of Common Stock to be issued to such stockholder to the nearest whole number. The Company’s calculation shall be determinative.

Exercise Price:	$5.00 per Warrant (the “Exercise Price”). The Exercise Price shall be paid (x) prior to July 26, 2024, in cash or (y) starting on July 26, 2024, (i) in cash or (ii) (if there are Designated Notes as of the relevant Exercise Date) at the election of the Holder, either in cash or by delivery of Designated Notes.

Exercise Procedure:

In order to exercise all or any of the Warrants, the Holder thereof is required to deliver to the Warrant Agent a duly executed notice of election by 5:00 p.m. New York City time on a Business Day (an “Exercise Notice” and the date on which such notice is validly submitted, the “Exercise Date”) and pay the Exercise Price.

For exercises of Warrants, the Exercise Price shall be paid (x) prior to July 26, 2024, in cash or (y) starting on July 26, 2024, (i) in cash or (ii) if there are Designated Notes as of the relevant Exercise Date, at the election of the Holder, either in cash or by delivery of certain issued and outstanding notes designated by the Company from time to time (the “Designated Notes”). In order for an exercise to be valid, the Exercise Price needs to be paid (by delivering cash, or if applicable, the relevant number of Designated Notes) on the same day as the exercise of the Warrants.

Record holders of Warrants can exercise Warrants through the process established by the Warrant Agent. Indirect “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

Designated Notes:	Commencing July 26, 2024, the Designated Notes include the Company’s notes as listed below.

Title of Series	CUSIP / ISIN Numbers	Principal Amount Outstanding	Consideration per $1,000 Principal Amount of Notes Surrendered
3.250% Convertible Senior Notes due December 15, 2026	236272AA8 / US236272AA82	$240,000,000	Exercise Price valued at aggregate principal amount (regardless of the then current market value of such notes), excluding any accrued and unpaid interest.

The Company may add or remove the right to use a particular series of notes as Designated Notes, provided that the Company will give at least 20 Business Days’ notice before removing a series of notes from being Designated Notes. If the Company decides to add or remove notes from being Designated Notes, the Company will promptly make a public announcement, update its website and the corresponding table to reflect the change. In addition, upon the Bonus Share Expiration Date, all Designated Notes as of such date will be automatically removed from being Designated Notes.

Designated Notes must be delivered in a principal amount of $1,000 or any whole multiple thereof. Designated Notes used to pay the Exercise Price shall be valued at their aggregate principal amount (regardless of the then current market value), excluding any accrued and unpaid interest. For purposes of payment of the Exercise Price, $1,000 principal amount of Designated Notes shall be deemed to be equal to the aggregate Exercise Price in respect of 200 Warrants. The principal amount of any Designated Notes surrendered to exercise Warrants in excess of the aggregate Exercise Price in respect thereof shall be forfeited to the Company; provided that if the excess exceeds $1,000, the Company will return any Designated Notes in multiples of $1,000 principal amount. Any accrued but unpaid interest on any Designated Notes surrendered to exercise Warrants shall be forfeited unless they are surrendered during the period commencing on a record date for an interest payment and ending on the day immediately preceding that interest payment date, in which case interest on the Designated Notes shall be paid to the holder of record of the Designated Notes as of applicable record date. Any holder that exercises any Warrants with Designated Notes shall use DTC’s Deposit/Withdrawal At Custodian (“DWAC”) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes. See “Description of the Warrants - Procedures for Exercising Warrants – DWAC Procedures”.

Issuance of Common Stock Upon Exercise of Warrants:	If you are a holder of record of our Common Stock and you exercise your Warrants to purchase Common Stock, our transfer agent will issue a direct registration account statement representing those shares to you as soon as practicable after the exercise of the Warrants. If your shares are held through a broker, dealer, custodian bank or other nominee and you purchase shares of Common Stock through exercising Warrants, your account at your nominee will be credited with those shares as soon as practicable following the exercise of your Warrants.

Exercise Period:	Subject to applicable laws and regulations, the Warrants may be exercised (i) at any time starting on the date of issuance for Warrants exercised with cash or (ii) at any time starting on July 26, 2024 for Warrants exercised with Designated Notes, if any, in each case until the earlier of (x) 5:00 p.m. New York City time on the Expiration Date (as defined below) and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date (as defined below).

Expiration Date:	Subject to the provisions under the heading “Redemption” below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on July 15, 2025 (the “Expiration Date”).

Redemption:

The Warrants are redeemable at the Company’s sole option at any time following the last day of the first 30 consecutive Trading Day period in which the daily VWAP of the shares of Common Stock has been at least equal to the then applicable Redemption Trigger Price (as defined below) for 20 Trading Days (whether or not consecutive) each falling on or after August 1, 2024 (the “Redemption Price Condition”). The Company may redeem the Warrants at its sole option at any time after the Redemption Price Condition has been met, even if the trading price of the Common Stock subsequently declines.

The Company will provide at least 20 calendar days’ notice by press release (the “Redemption Notice”) of the date selected for redemption (the “Redemption Date”). The redemption price upon any redemption shall equal $0.001 per Warrant (the “Redemption Price”).

In the event of a redemption of the Warrants, Warrants will be exercisable until 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date.

The “Redemption Trigger Price” is initially equal to the Exercise Price, subject to certain adjustments described in “Anti-Dilution Adjustments” below.

Form, Transfer and Exchange:	Indirect “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer or exercise Warrants. The deadlines of such intermediaries or of the DTC may be earlier than the stated deadlines set forth in the Warrant Agreement. Record holders of Warrants should contact the Warrant Agent for information on how to transfer or exercise Warrants. The deadlines established by the Warrant Agent may also be earlier than the stated deadlines set forth in the Warrant Agreement.

Anti-Dilution Adjustments:	The Basic Warrant Exercise Rate is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations; (ii) other distributions and spinoffs; and (iii) stockholder rights plans. The Bonus Share Fraction, the Bonus Expiration Trigger Price and the Redemption Trigger Price are subject to proportional adjustment when the Basic Warrant Exercise Rate is adjusted.

Use of Proceeds:	Assuming that all Warrants distributed are fully exercised for cash, we would receive proceeds of approximately $230.0 million in the aggregate, net of transaction expenses. We intend to use the proceeds of any Warrant exercises for general corporate purposes, which may, among other things, include the repayment of debt. Any Designated Notes received upon exercise of a Warrant are expected to be retired and canceled by the Company. We cannot assure you if Warrants will be exercised for cash or Designated Notes, or the amount, if any, thereof.

Absence of a Public Market:	The Warrants are new securities and there is no established trading market for the Warrants. Accordingly, there can be no assurances as to the development or liquidity of any market for the Warrants. The Warrants are expected to trade on the OTCQX commencing on July 15, 2024. There can be no assurance that any such market will be available for trading of the Warrants.

Listing of Shares of Common Stock:	Shares of our Common Stock trade on the NYSE under the symbol “DNMR.”

Maintenance of Registration Statement:	We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If the registration statement ceases to be effective for any reason at the time of exercise of any Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. No Bonus Share Expiration Date, and no calculation of the VWAP for purposes of determining the Bonus Share Expiration Date, shall occur during any Exercise Suspension Period. If the Expiration Date or a Redemption Date would otherwise fall in an Exercise Suspension Period then, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date or the Redemption Date, as the case may be, shall be extended by the number of days comprised in such Exercise Suspension Period.

Rights as a Stockholder:	Holders of Warrants do not have any rights as a stockholder with respect to the shares of Common Stock issuable upon exercise of the Warrants prior to the time such Warrants are validly exercised, and the Exercise Price is paid.

Settlement:	Shares of Common Stock issuable upon exercise of Warrants are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date. Holders may not receive the shares within the typical two business day settlement after exercise of their Warrants. The Company reserves the right to change the settlement mechanics, and timing of settlement, as needed.

Governing Law:	The Warrants and the Warrant Agreement under which they are issued are governed by the laws of the State of New York.

Warrant Agent:	Continental Stock Transfer & Trust Company

Calculation Agent:	ConvEx Capital Markets LLC

Financial Advisor:	B. Dyson Capital Advisors

Risk Factors:	You should carefully read the section entitled “Risk Factors” on page S-8 of this prospectus supplement, on page 2 of the accompanying prospectus.

U.S. Federal Income Tax Consequences:	You should carefully read the section entitled “Certain U.S. Federal Income Tax Consequences” on page S-22 of this prospectus supplement and consult your tax advisors on tax treatment of the Warrants.

Important Dates

Please take note of the following important dates and times in connection with the Warrants and shares of Common Stock.

Relevant Date	Calendar Date or Method of Determination of Date

Record Date for holders of Common Stock to Receive Warrant Distribution:	May 13, 2024

Issuance Date of Warrant Distribution:	July 12, 2024

Bonus Share Expiration Date:

The first Business Day following the last day of the first 30 consecutive Trading Day period, in which the daily VWAP of the shares of Common Stock has been at least equal to the then applicable Bonus Share Expiration Trigger Price for 20 Trading Days (whether or not consecutive) each falling on or after August 1, 2024 (the “Bonus Share Expiration Price Condition”, and each such 20 Trading Days, a “Qualifying Trading Day”). For the avoidance of doubt, the first possible date on which the Bonus Share Expiration Date may occur is August 29, 2024, provided that the Bonus Share Expiration Price Condition is met.

Warrants must be exercised no later than 5:00 p.m. on the Bonus Share Expiration Date in order to receive the Bonus Share Fraction.

Redemption Notice Date:	The date on which the Company issues a Redemption Notice.

Expiration Date:	July 15, 2025, unless the Company issues a Redemption Notice.

Redemption Date:	After the Redemption Price Condition has been met, any date elected by the Company upon not less than 20 calendar days’ notice.

Deadline for Exercise if the Warrants are Redeemed:	5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date.

Deadline for Exercise if the Warrants Expire:	5:00 p.m. New York City time on the Expiration Date.

Dates Warrants can be Exercised with Cash: Dates Warrants can be Exercised with Designated Notes:

From the issuance date of the Warrants until 5:00 p.m. New York City time on the earlier of (x) the Business Day immediately preceding the Redemption Date and (y) the Expiration Date.

From July 26, 2024 until 5:00 p.m. New York City time on the earlier of (x) the Business Day immediately preceding the Redemption Date and (y) the Expiration Date, provided that there are Designated Notes as of the relevant Exercise Date. For the avoidance of doubt, if there are no Designated Notes as of the Exercise Date, the Exercise Price must be paid in cash. Upon the Bonus Share Expiration Date, all Designated Notes as of such date will be automatically removed from being Designated Notes.

Date of Payment of Exercise Price for Valid Exercise of Warrants:	The Exercise Price for the Warrants must be paid (in cash or by delivering Designated Notes, as applicable) prior to 5:00 p.m. New York City time on the applicable Exercise Date.

Date of Payment of Redemption Price for Unexercised Warrants as of Redemption Date:	The Redemption Date.

Settlement Date for exercises of Warrants:	As soon as commercially practicable following the applicable Exercise Date.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of our Common Stock and other securities. These risks and uncertainties include those described below, as well as in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement, including “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. You should carefully consider these risks and uncertainties and all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in our common stock.

Risks Related to This Offering

We may redeem your unexercised Warrants on or after August 1, 2024 subject to certain conditions, and they will have no value after such redemption.

We may redeem all unexercised Warrants at our sole option at any time on or after August 1, 2024 and upon meeting certain other conditions, including the Redemption Price Condition. If we redeem your unexercised Warrants, they will cease to be outstanding after the Redemption Date, they will cease to trade and they will have no value.

An active public market for the Warrants may not develop, which would adversely affect the liquidity and market price of the Warrants.

Prior to this Warrant Distribution, there has been no existing trading market for the Warrants. After we issue the Warrants and they start to trade on the over-the-counter market, they will be subject to trading dynamics over which we will have no control. An active and orderly trading market for the Warrants may never develop or, if it develops, it may not be sustained. The trading market for the Warrants may lack adequate size, liquidity or price transparency or may have an unusually high bid-ask spread, and these factors may affect the price you receive for your Warrants if decide to sell them.

The trading price for the Warrants may bear little or no relationship to traditional valuation methods, or to the market price of our Common Stock, and therefore the trading price of the Warrants may fluctuate significantly following their issuance.

The trading price of the Warrants may have little or no relationship to, and may be significantly lower, or at times higher, than the price that would otherwise be established using traditional indicators of value, such as our future prospects and those of our industry in general; future potential revenues, earnings, cash flows, and other financial and operating information, or multiples thereof; market prices of securities and other financial and operating information of companies engaged in drug development activities similar to ours; and the views of research analysts. Potential investors should not buy Warrants in the open market unless they are willing to take the risk that the trading price of the Warrants could fluctuate and decline significantly.

The price of the Warrants may decline rapidly and significantly following their distribution.

If there is little or no market demand for the Warrants once trading begins, the trading price of the Warrants will likely decline following their distribution. Warrants are being distributed all at once, which could lead to demand and supply imbalances and cause the trading price of the Warrants to decline rapidly and significantly.

Hedging arrangements relating to the Warrants may affect the value and volatility of our Common Stock.

In order to hedge their financial positions, Holders of Warrants may enter into hedging transactions with respect to our Common Stock, may unwind or adjust hedging transactions and may purchase or sell large blocks of our Common Stock in one or more market transactions. The effect, if any, of these activities on the trading price of our Common Stock will depend in part on market conditions and cannot be known in advance, but any of these activities could adversely affect the value and price volatility of our Common Stock.

The settlement process for shares of Common Stock issuable upon exercise of Warrants is outside of our control and may cause you to lose the value of your investment.

The settlement process with respect to exercised Warrants refers to the time between exercise of a Warrant and when the issued Common Stock is delivered to your account, and you become the holder of record of such Common Stock. The settlement process is conducted by outside parties and broker-dealers and is therefore outside of our control.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, the standard settlement cycle for most broker-dealer transactions is one business day, unless the parties to any such trade expressly agree otherwise. We understand that under existing financial industry practices, delivery of the shares of Common Stock upon exercise of Warrants will likely not occur within one business day, and delivery may take several business days. You could experience a significant loss of your investment in exercising Warrants if the settlement process takes longer than anticipated or fails to settle.

Exercising the Warrants is a risky investment and you may not be able to recover the value of your investment in the Common Stock received upon exercise of the Warrants. You should be prepared to sustain a total loss of the exercise price of your Warrants.

As of July 11, 2024, the last reported price of our Common Stock on the NYSE was $0.6045 per share, which is $4.3955 below the Exercise Price of the Warrants. In order for you to recover the value of your investment in the shares of Common Stock received upon exercise of Warrants (after taking into account the Bonus Share Fraction during any Bonus Share Period) at the Exercise Price, the value of such shares of Common Stock must be more than the Exercise Price of such Warrants. If the market value of our Common Stock price declines, you may be unable to resell your shares at or above the price at which you acquired them through the exercise of Warrants in which case you could experience a loss of your investment in exercising such Warrants up to a total loss of your investment.

The issuance of Common Stock upon the exercise of the Warrants may depress our stock price.

We could issue up to 70,134,322 shares of Common Stock in connection with the exercise of Warrants, which would be an approximately 60% increase from our current number of shares outstanding. The issuance of such additional shares of Common Stock upon exercise of the Warrants, and the resale of such shares on the open market after their issuance, or the perception that such sales could occur, could result in significant downward pressure on the price of our shares of Common Stock.

Warrant holders will not be entitled to any of the rights of holders of our Common Stock.

Holders of Warrants will not be entitled to any rights with respect to our Common Stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock. The Warrants merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time.

You will have rights with respect to our Common Stock only if you receive our Common Stock upon exercising the Warrants and only as of the date when you become an owner of the shares of our Common Stock upon such exercise. For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our Common Stock due upon exercise of your Warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock if you later exercise your Warrants.

You will not be permitted to fully exercise all the Warrants you hold if doing so would cause you to own 9.9% or more of our outstanding Common Stock.

The Ownership Limitation with respect to the exercise of the Warrants generally provides that without prior written consent of the Company, a Holder will not be permitted to exercise Warrants for any shares of Common Stock, and the Company shall not be obligated to effect such exercise if, following such exercise, the Holder would have beneficial ownership of shares of Common Stock of 9.9% or more. No consideration or repayment will be made to any Holder as a result of an inability to exercise a Warrant in whole or in part because of such ownership limitations.

To the extent Designated Notes are used to exercise Warrants, the liquidity of the market for such outstanding series of Designated Notes will be reduced, and market prices for such outstanding series of Designated Notes may decline as a result.

To the extent the Designated Notes are used to exercise Warrants, the aggregate principal amount of such series of Designated Notes used will be reduced. A reduction in the amount of any series of outstanding Designated Notes would likely adversely affect the liquidity of the remaining outstanding Designated Notes of such series. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for any series of Designated Notes that are not used for exercise of Warrants may be adversely affected. A reduced float may also make the trading prices of any relevant series of Designated Notes lower and may affect the active trading market.

Our registration statement covering the issuance of Common Stock issuable upon exercise of the Warrants may not be available at times.

We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants; however, we are not prohibited from suspending the use of the registration statement and can suspend it at any time at our discretion as described in this prospectus supplement under the heading “Description of the Warrants – Registration and Suspension.” If at the time of exercise of Warrants, there is no effective registration statement covering the issuance of the shares of Common Stock underlying the Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. No Bonus Share Expiration Date, and no calculation of the VWAP for purposes of determining the Bonus Share Expiration Date, shall occur during any Exercise Suspension Period. If the Expiration Date or a Redemption Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date or the Redemption Date, as the case may be, shall be extended by the number of days comprised in such Exercise Suspension Period.

We have broad discretion in the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds, if any, from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and could spend the net proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for us, or that does not improve our operating results or enhance the value of our Common Stock or other securities. Because of the number and variability of factors that will determine our use of any net proceeds from the exercise of Warrants, the ultimate use of such net proceeds may vary substantially from their currently intended use. The failure of our management to use these net proceeds, if any, effectively could harm our business.

Future sales or other dilution of our equity may adversely affect the market price of our Common Stock.

The Warrant Agreement does not restrict us from issuing additional shares of Common Stock to the public or under our equity compensation plans. We regularly evaluate opportunities to access capital markets, taking into account our capital needs, financial condition, strategic plans and other relevant considerations. The issuance of additional shares of Common Stock or common equivalent securities in future equity offerings will dilute the ownership interest of our existing stockholders and may depress the trading value of the Warrants or our Common Stock. There can be no assurances that we will not in the future determine that it is advisable or necessary to issue additional shares of Common Stock or other securities convertible or exercisable for shares of Common Stock to fund our business needs. We also expect to continue to use equity and stock options to compensate our employees and directors and others. The market price of our Common Stock and the Warrants could decline significantly as a result of such offerings or issuances, or the perception that such offerings or issuances could occur.

The market price for our Common Stock may be volatile and subject to future declines, and the value of an investment in our Common Stock and corresponding derivative securities may decline.

The market price of our shares of Common Stock may be volatile. Fluctuations in our stock price may be unrelated to or not otherwise reflect our historical financial performance and condition and prospects. The stock market in general can experience considerable price and volume fluctuations due to changes in general economic conditions or other factors beyond our control, which could impact the future market price of our shares of Common Stock. These broad market fluctuations may adversely affect the market price of our Common Stock and, in turn, the value of your investment in this offering. We cannot assure you that the market price of our shares of Common Stock will not be volatile or decline significantly in the future.

Sales of a substantial number of our shares of Common Stock in the public markets, or the perception that such sales could occur, could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. As of July 11, 2024, we had 118,031,700 shares of Common Stock outstanding, all of which shares, other than shares held by our directors and certain officers, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144 promulgated under the Securities Act of 1933, as amended, or Rule 144, including the volume limitations and manner of sale requirements. In addition, shares of Common Stock issuable upon exercise of outstanding options and shares reserved for future issuance under our stock incentive plans, convertible notes, and privately held warrants will become eligible for sale in the public market to the extent permitted by applicable vesting requirements and subject in some cases to compliance with the requirements of Rule 144.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of Common Stock or other securities, including, but not limited to preferred stock, options, warrants, restricted stock units or other derivative securities convertible into our Common Stock, may result in significant dilution to our stockholders and may decrease our stock price.

Because we do not currently intend to pay cash dividends on our Common Stock, stockholders will benefit from an investment in our Common Stock primarily if it appreciates in value.

We do not currently anticipate paying any cash dividends on shares of our Common Stock. Any determination to pay dividends in the future would be made by our Board of Directors and would depend upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors would deem relevant. Accordingly, realization of a gain on stockholders’ investments will primarily depend on the appreciation of the price of our Common Stock.

We will require additional capital to support business growth, and this capital might not be available on favorable terms, or at all.

Our operations or expansion efforts will require substantial additional financial, operational, and managerial resources and we will need to raise additional funds to expand our operations. We may seek debt financing or additional equity capital. Additional capital may not be available to us, or may only be available on terms that adversely affect our existing stockholders, or that restrict our operations.

For example, if we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock.

Information available in public media that is published by third parties, including blogs, articles, online forums, message boards and social and other media may include statements not attributable to, or authorized by, the Company and may not be factual, reliable or accurate.

We have received, and may continue to receive in the future, media coverage that is published or otherwise disseminated by third parties, including blogs, articles, online forums, message boards and social and other media. This may include coverage that is not based on facts, or is biased, false, inaccurate, exaggerated, misleading, taken out of context or not attributable to statements made by our directors, officers or employees. You should read carefully, evaluate and rely only on the information contained in this prospectus supplement, or incorporated documents filed with the SEC in determining whether to exercise Warrants for shares of our Common Stock. Information provided by third parties may not be factual, reliable or accurate and could materially impact the trading price of our Common Stock, which could cause significant losses to your investments.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

On May 21, 2024, we were notified by NYSE Regulation that we were not in compliance with the NYSE’s continued listing criteria because the average closing price of our Common Stock was less than $1.00 over a 30-day consecutive trading day period ending May 20, 2024. We are subject to a 180-day cure period and we cannot be certain that we will be able to cure our non-compliance, absent completing a reverse-stock split, which would require the approval of our stockholders.

If the NYSE delists our securities from trading on its exchange for failure to meet the listing standards, we and our securityholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our common stock;

●	a limited amount of analyst coverage;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	the occurrence of a “Fundamental Change” under the Indenture governing our Convertible Notes, in which case the holders of the Convertible Notes could require us to repurchase their Convertible Notes at a purchase price equal to the principal amount of and any accrued and unpaid interest on such Convertible Notes.

USE OF PROCEEDS

The net proceeds of this offering, if any, will be used for general corporate purposes, which may include, among other things, the repayment of debt. Assuming that the Warrants are fully exercised for cash, we expect that the net proceeds of this offering would be approximately $230.0 million, after deducting estimated commissions and estimated offering expenses. We cannot assure you that any of the Warrants will be exercised or that, if any Warrants are exercised, we will use the resulting proceeds in a way with which you agree.

We expect to retire and cancel any Designated Notes received upon exercise of Warrants.

DESCRIPTION OF THE WARRANTS

On July 12, 2024, the Company is issuing 46,756,215 Warrants as a distribution to holders of record of (i) shares of Common Stock, (ii) the Convertible Notes, and (iii) the pre-funded warrants on the Record Date. The Company is distributing one Warrant for every three shares of Common Stock held by stockholders of record on the Record Date, subject to downward rounding. Holders of the Company’s outstanding Convertible Notes and the Company’s outstanding pre-funded warrants, in each case as of the Record Date, will also receive, at the same time and on the same terms as holders of Common Stock, Warrants without having to convert such holder’s Convertible Notes as if such holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate (as defined in the indenture for the Convertible Notes) in effect on the Record Date; and (ii) the aggregate principal amount (expressed in thousands) of Convertible Notes held by such holder on such date. Holders of the pre-funded warrants shall also receive Warrants to the same extent that a pre-funded warrantholder would have participated therein if such pre-funded warrantholder had held the number of shares of Common Stock acquirable upon complete exercise of the pre-funded warrant held by such pre-funded warrantholder as of the Record Date. The Warrants are being issued by the Company pursuant to the Warrant Agreement. The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as an exhibit to our Current Report on Form 8-K, filed on the date of this prospectus supplement. The issuance of the Warrants has not been registered under the Securities Act because the issuance of a dividend in the form of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. We expect the Warrants will trade over-the-counter.

Warrant Exercise Rate

Each Warrant represents the right to purchase from the Company one share of Common Stock (the “Basic Warrant Exercise Rate”) plus the Bonus Share Fraction, if any as described below, for the applicable Exercise Date for cash at an initial exercise price of $5.00 (the “Exercise Price”) per Warrant, payable in U.S. dollars.

Until the Bonus Share Fraction Expiration Date, a holder exercising its Warrants will receive, in addition to the Basic Warrant Exercise Rate, initially, an additional 0.5 shares of Common Stock for each Warrant exercised (subject to adjustment as described herein, the “Bonus Share Fraction”) without payment of any additional Exercise Price.

The right to receive the Bonus Share Fraction will expire at 5:00 p.m. New York City time upon the date (the “Bonus Share Expiration Date”) which is the first Business Day following the first occurrence of a 30 consecutive Trading Day period commencing on or after the distribution date (i) in which the daily volume-weighted average price (VWAP) of the shares of Common Stock has been at least equal to the then applicable Bonus Share Expiration Trigger Price for at least 20 Trading Days (whether or not consecutive) each falling on or after August 1, 2024 and (ii) the last day of which is the 20th such Trading Day (the “Bonus Share Expiration Price Condition”). Any Warrant exercised with an Exercise Date after the Bonus Share Expiration Date will not be entitled to any Bonus Share Fraction. Notwithstanding the foregoing, the Company may elect to reinstate the right to receive the Bonus Share Fraction after the Bonus Share Expiration Date.

The “Bonus Share Expiration Trigger Price” is initially $2.00, subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.

The Basic Warrant Exercise Rate plus any Bonus Share Fraction is referred to as the Warrant Exercise Rate. The Basic Warrant Exercise Rate, the Bonus Share Fraction and the Bonus Share Expiration Trigger Price are each subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.

The Company will make a public announcement of the Bonus Share Expiration Date prior to market open on the Bonus Share Expiration Date in the case of a Bonus Price Condition.

Expiration

Except as described below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on July 15, 2025 (the “Expiration Date”).

Redemption

The Warrants are redeemable at the Company’s sole option at any time following the last day of the first 30 consecutive Trading Day period (i) in which the daily VWAP of the shares of Common Stock has been at least equal to the then applicable Redemption Trigger Price (as defined below) for 20 Trading Days (whether or not consecutive) each falling on or after August 1, 2024 and (ii) the last day of which is the 20th such Trading Day (the “Redemption Price Condition”). The Company may redeem the Warrants at its sole option at any time after the Redemption Price Condition has been met, even if the trading price of the Common Stock subsequently declines. The “Redemption Trigger Price” is initially equal to the Exercise Price, subject to proportional adjustment when the Basic Warrant Exercise Rate is adjusted. See “– Anti-Dilution Adjustments”.

The Company will provide at least 20 calendar days’ notice by press release (the “Redemption Notice”) of the date selected for redemption (the “Redemption Date”). The redemption price upon any redemption shall equal $0.001 per Warrant (the “Redemption Price”).

In the event of a redemption of the Warrants, Warrants will be exercisable until 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date.

Form and Transfer

The Company is issuing the Warrants in uncertificated, direct registration form. Warrant holders will not be entitled to receive physical certificates. Registration of ownership will be maintained by the Warrant Agent. If you are a holder of record of shares of Common Stock as of the Record Date, the Warrant Agent will issue a direct registration account statement representing those Warrants. For holders of shares of Common Stock as of the Record Date that hold such shares through a broker, dealer, custodian bank or other nominee, the Warrants will be represented by a global security registered in the name of a depository, which will be the holder of all the Warrants represented by the global security. Those holders who own beneficial interests in a global Warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.

The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in any fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued, the Company or the Warrant Agent, as applicable, will round down the total number of Warrants to be issued to the relevant holder to the nearest whole number.

Record owners of Warrants may transfer Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.

Procedures for Exercising Warrants

All or any part of the Warrants may be exercised prior to the earlier of (x) 5:00 p.m. New York City time on the Expiration Date and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date by delivering a completed form of election to purchase shares of Common Stock, which contains certain representations by the holder of the Warrants, and payment of the Exercise Price (x) at any time starting on the date of issuance for Warrants, in cash, or (y) at any time starting on July 26, 2024, if there are Designated Notes as of the relevant Exercise Date, at the election of the Holder, with Designated Notes. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York City time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective as described under “Registration and Suspension” below.

Upon exercise of Warrants, the Company will issue such whole number of Warrant Shares as the exercising Warrant holder is entitled to receive in connection with such exercise. If your Warrants are held through a broker, dealer, custodian bank or other nominee and you exercise your Warrants, your account at your nominee will be credited with those shares following the exercise of your Warrants. If you are a holder of record of our Common Stock and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you after the exercise of the Warrants.

Without the prior written consent of the Company (which consent may be withheld in the Company’s sole discretion), a Holder will not be permitted to exercise Warrants for any shares of Common Stock, and the Company shall not be obligated to effect such exercise if, following such exercise, the Holder (together with such Holder’s affiliates, and any other persons acting as a group with such Holder and its affiliates) would beneficially own 9.9% or more of the shares of Common Stock outstanding, including without limitation, through synthetic or derivative financial instruments that give effect to a direct or indirect ownership in the Common Stock (the “Ownership Limitation”). No consideration or repayment will be made to any Holder as a result of an inability to exercise a Warrant in whole or in part because of such ownership limitations. The terms “beneficial ownership” and “group” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of determining whether the Ownership Limitation has been reached, a Holder may rely on the number of outstanding shares of Common Stock reflected in (x) the Company’s most recent periodic or annual report filed with the SEC or (y) any more recent notice published on the Company’s website.

Exercise of Warrants Using Designated Notes

Designated Notes must be delivered in a principal amount of $1,000 or any whole multiple thereof. Designated Notes used to pay the Exercise Price shall be valued at their aggregate principal amount (regardless of the then current market value), excluding any accrued and unpaid interest. For purposes of payment of the Exercise Price, $1,000 principal amount of Designated Notes shall be deemed to be equal to the aggregate Exercise Price in respect of 200 Warrants. The principal amount of any Designated Notes surrendered to exercise Warrants in excess of the Exercise Price shall be forfeited to the Company; provided that if the excess exceeds $1,000, the Company will return any notes in multiples of $1,000 principal amount. Any accrued but unpaid interest on any Designated Notes surrendered to exercise Warrants shall be forfeited unless they are surrendered during the period commencing on a record date for an interest payment and ending on the day immediately preceding that interest payment date, in which case interest on the Designated Notes shall be paid to the holder of record of the Designated Notes as of applicable record date.

The Company may add or remove the right to use a particular series of notes as Designated Notes, provided that the Company will give at least 20 Business Days’ notice before removing a series of notes from being Designated Notes. If the Company decides to add or remove notes from being Designated Notes, the Company will promptly make a public announcement, update its website and the corresponding table to reflect the change. In addition, upon the Bonus Share Expiration Date, all Designated Notes as of such date will be automatically removed from being Designated Notes.

DWAC Procedures

Any Holder that exercises any Warrants with Designated Notes shall use DTC’s DWAC (Deposit/Withdrawal At Custodian) system to withdraw the Holder’s beneficial interest in the Warrants being exercised and the transfer such Designated Notes being used to pay the Exercise Price and transfer such Warrants and Designated Notes to the Warrant Agent or the applicable indenture trustee under the indenture governing the terms of such Designated Notes. The procedures for delivering Warrants and Designated Notes pursuant to the DWAC process are described in more detail in Exhibits B and C to the Warrant Agreement. The Company does not have any control over this process or over the brokers or DTC, so Holders should consult with their brokers regarding the DWAC process well in advance and leave sufficient time for such process to be completed. None of the Company, the Warrant Agent or any other person will be responsible for any failure of a Holder to timely exercise any Warrant due to failure to timely effect the DWAC process.

Amendment

The Warrant Agreement and/or the Warrant Certificate may be amended without the consent of any Warrant holder to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor company in any Business Combination (as defined in the Warrant Agreement), to do the following: extend the Expiration Date; to decrease the Exercise Price or increase the Basic Warrant Exercise Rate or the Bonus Share Fraction; to reinstate a Bonus Share Period after the Bonus Share Expiration Date; to provide for net share settlement upon exercise of the Warrants; to make any change that does not adversely affect the rights of any holder in any material respect; to provide for a successor Warrant Agent or Calculation Agent; in connection with any business combination, to provide that the Warrants are exercisable for Units of Reference Property (as defined in the Warrant Agreement); or to conform the provisions of the Warrant Agreement or the certificates for the Warrant this “Description of the Warrants” section of this prospectus supplement. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants.

Registration and Suspension

The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of shares of Common Stock to the Warrant holders upon exercise of the Warrants to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the earlier of the Expiration Date and the close of business on the Redemption Date.

The Company may suspend the availability of the registration statement relating to the Warrants from time to time if the Board of Directors of the Company (the “Board of Directors”) determines that such a suspension would be necessary and the Company provides notice to the Holders. If the registration is so suspended in a period in which the Bonus Share Expiration Date, the Redemption Date or the Expiration Date would otherwise occur, then the Bonus Share Expiration Date, the Redemption Date or the Expiration Date, as the case may be, will be delayed for a number of days equal to the number of days during such period that the registration statement was suspended.

If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period as promptly as practicable. No Bonus Share Expiration Date, and no calculation of the VWAP for purposes of determining the Bonus Share Expiration Date, shall occur during any Exercise Suspension Period. If the Expiration Date or a Redemption Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date or the Redemption Date, as the case may be, shall be extended by the number of days comprised in such Exercise Suspension Period.

Other

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of shares of Common Stock, including, without limitation, the right to vote or to receive dividends or other distributions.

All expenses related to the registration and approval of the shares of Common Stock issuable upon exercise of the Warrants will be borne by the Company.

Anti-Dilution Adjustments

The Basic Warrant Exercise Rate shall be subject to adjustment, without duplication, as follows, except that the Company shall not make any such adjustments if each holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of Common Stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such holder’s Warrants, as if such holder held a number of shares of Common Stock equal to the product (rounded down to the nearest whole multiple of a share of Common Stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date. The Bonus Share Fraction and the Bonus Share Expiration Trigger Price will be proportionately adjusted for any adjustment to the Basic Warrant Exercise Rate.

(a) Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of Common Stock to all or substantially all holders of Common Stock as a dividend or distribution on shares of the Common Stock, (ii) subdivide or reclassify the issued and outstanding shares of Common Stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of Common Stock into a smaller number of shares, then the Basic Warrant Exercise Rate shall be adjusted based on the following formula:

where:

BWER1	=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

BWER0	=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision shall become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Basic Warrant Exercise Rate is made in respect of any dividend, distribution, subdivision, consolidation, combination or reclassification of the type described in this provision but such dividend, distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision, consolidation, combination or reclassification, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(b) Rights Issues. If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Basic Warrant Exercise Rate shall be increased based on the following formula:

 where:

BWER1	=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;

BWER0	=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any adjustment to the Basic Warrant Exercise Rate made under this provision shall be made whenever any such rights, options or warrants are issued and shall become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Basic Warrant Exercise Rate shall be decreased to the Basic Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If an adjustment to the Basic Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at less than such arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Other Distributions and Spin-Offs.

(i) Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its Common Stock, of its capital stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its capital stock or other securities, excluding:

(1)	any dividends, distributions or issuances described in the provisions above;

(2)	any dividends or distributions paid exclusively in cash described in the provisions below;

(3)	any dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant as described in the provisions below;

(4)	any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (e) below; and

(5)	any Spin-Offs described below,

then the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:

BWER1	=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such distribution;

BWER0	=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

SP0	=	the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such distribution; and

FMV	=	the Fair Market Value, as of the open of business on the Ex-Date for such distribution, of the shares of capital stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants distributed with respect to each outstanding share of Common Stock.

Any adjustment to the Basic Warrant Exercise Rate under this provision shall become effective at the open of business on the Ex-Date for such distribution.

(ii) Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its Common Stock in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:

BWER1	=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;

BWER0	=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

FMV	=	the arithmetic average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock on each day which is a Trading Day for both the Common Stock and the capital stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of ten consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and

SP0	=	the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the Valuation Period

Any adjustment to the Basic Warrant Exercise Rate under this provision shall be made immediately after the close of business on the last day of the Valuation Period, but shall become effective at the open of business on the Ex-Date for the Spin-Off.

If an adjustment to the Basic Warrant Exercise Rate is made in respect of any distribution of the type described in this provision but such distribution is not so made, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(d) Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of Common Stock, then the Basic Warrant Exercise Rate shall be increased based on the following formula:

where:

BWER1	=	the Basic Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution;

BWER0	=	the Basic Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

SP0	=	the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such dividend or distribution;

C	=	the amount in cash per share the Company distributes to holders of the Common Stock

Any adjustment to the Basic Warrant Exercise Rate made under this provision shall become effective at the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Basic Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution is not so paid, the Basic Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Basic Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(e) Shareholder Rights Plan. If the Company has a shareholder rights plan in effect upon the Exercise Date of a Warrant, each share of Common Stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the holders of Warrants would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon exercise, the Basic Warrant Exercise Rate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

All adjustments to the Basic Warrant Exercise Rate shall be made by the Calculation Agent to the nearest whole multiple of 0.00001 (with 0.000005 being rounded upwards) share of Common Stock.

Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of the Warrant Agreement shall require that an adjustment be made to the Basic Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of Common Stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of Common Stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.

Any adjustments described above shall be made successively whenever an event referred to therein shall occur. If an adjustment to the Basic Warrant Exercise Rate made would reduce the Implied Per Share Exercise Price (as defined in the Warrant Agreement) in effect on the date on which such adjustment becomes effective to an amount below the par value of the Common Stock, then such adjustment to the Basic Warrant Exercise Rate shall instead increase (or, where applicable, maintain) the Basic Warrant Exercise Rate rounded to such whole multiple of 0.00001 share of Common Stock which is such that the Implied Per Share Exercise Price in effect at such time such adjustment becomes effective is equal to the par value of the Common Stock (or, if no such Warrant Exercise Rate is capable of being so determined, most nearly equal to (but greater than) the par value of the Common Stock).

Business Combinations and Reorganizations

In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders (a “Business Combination”) or reclassification of Common Stock, other than a reclassification of Common Stock referred to in “Anti-Dilution Adjustments” above, the right of a Warrant holder to receive Common Stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of Common Stock equal to the Warrant Exercise Rate (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of Common Stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.

Certain Definitions

“Business Day” means each Trading Day that is not a Saturday, Sunday or a day on which banking institutions are allowed by law, regulation or executive order to be closed in the State of New York.

“Designated Notes” means, collectively, any of the issued and outstanding notes of the Company as designated or undesignated by the Company from time to time; provided that any designation by the Company of a particular series of notes as “Designated Notes” shall retain such designation for a minimum of 20 consecutive Business Days from (and including) the date of publication of notice of the same by press release. The Company also has the right, but not the obligation, to remove one or more series of its notes from being “Designated Notes,” but such redesignation shall only be effective 20 consecutive Business Days from (and including) the date of publication of notice of the same by press release. The Company initially designates the following as Designated Notes commencing on July 26, 2024:

Title of Series	CUSIP / ISIN Numbers	Principal Amount Outstanding	Consideration per $1,000 Principal Amount of Notes Surrendered
3.250% Convertible Senior Notes due December 15, 2026	236272AA8 / US236272AA82	$240,000,000	Exercise Price valued at aggregate principal amount (regardless of the then current market value of such notes), excluding any accrued and unpaid interest.

 “Last Reported Sale Price” means, with respect to the Common Stock (or other security), on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the last bid price and last ask price (or, if more than one in either case, the arithmetic average of the average last bid prices and the average last prices), regular way, of the Common Stock (or such other security, as the case may be) as reported in composite transactions for the New York Stock Exchange on such day, without regard to after-hours or extended market trading, provided that if the Common Stock (or such other security, as the case may be) is not listed on the New York Stock Exchange on any date of determination, the Last Reported Sale Price of the Common Stock (or such other security, as the case may be) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security, as the case may be) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or such other security, as the case may be) is so listed or quoted, or, if the Common Stock (or such other security, as the case may be) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or such other security, as the case may be) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Last Reported Sale Price of the Common Stock (or such other security, as the case may be) on that date shall mean the Fair Market Value per share of Common Stock (or such other security, as the case may be) as of such day.

“Trading Day” means a day on which the Common Stock (or other security) (i) at the close of regular way trading (not including after-hours or extended market trading) is not suspended from trading on the New York Stock Exchange or, if the Common Stock (or such other security, as the case may be) is not listed on the New York Stock Exchange, any U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the Common Stock (or such other security, as the case may be) at the close of business, and (ii) has traded at least once regular way on the New York Stock Exchange or, if the Common Stock (or such other security, as the case may be) is not listed on the New York Stock Exchange, such other U.S. national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock (or such other security, as the case may be); provided that if the Common Stock (or such other security, as the case may be) is not so listed or traded, “Trading Day” means a Business Day.

“VWAP” of the Common Stock (or other security) on any date of determination means, (i) in the case of the Common Stock, for any day on which trading in the Common Stock generally occurs on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “DNMR US Equity HP” (setting: “Weighted Average Line”) (or its equivalent successor if such page or setting is not available) in respect of such day and (ii) in the case of any other security, for any day on which trading in such security generally occurs on the New York Stock Exchange(or, if such security is not listed on the New York Stock Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “HP” for such security in respect of such day. If such information is not so available for the Common Stock or such other security, the VWAP on such date shall be the Last Reported Sale Price for the Common Stock or such other security on such day.

Calculations in respect of the Warrants; Calculation Agent

ConvEx Capital Markets LLC shall be the initial calculation agent. The Calculation Agent will be responsible for making all calculations and other determinations specified to be made by it under this Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company or an independent advisor. All calculations and determinations will be made in good faith and, absent manifest error, such calculations and determinations will be final and binding on holders of the Warrants and the Warrant Agent. The Company will provide with reasonable notice a schedule of the calculations and determinations made by the Company, the Calculation Agent or an independent advisor, as applicable, to the Warrant Agent. The Warrant Agent is entitled to rely conclusively upon the accuracy of the calculations and determinations made by the Company and the Calculation Agent without independent verification. All calculations are subject to rounding as described in the Warrant Agreement.

Certain U.S. Federal Income Tax Consequences

The following is a general discussion based upon present law of certain U.S. federal income tax consequences to U.S. holders (as defined below) of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution.

For purposes of this discussion, a U.S. holder is a beneficial owner of (a) shares of Common Stock, (b) pre-funded warrants, (c) the Convertible Notes, (d) or a beneficial owner of Warrants that is:

 (i) an individual who is a citizen or resident of the United States;

 (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

 (iii) an estate whose income is subject to U.S. federal income taxation, regardless of its source; or

 (iv) a trust if: (A) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in place to be treated as a U.S. person.

This discussion does not address any state, local, or foreign income or other tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, nor does it address all of the tax consequences that may be relevant to any particular holder. This discussion also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), U.S. expatriates (or former citizens or long-term residents of the United States), persons who acquired their Common Stock, pre-funded warrants, or Convertible Notes pursuant to the exercise of employee stock options or otherwise as compensation, persons subject to the alternative minimum tax, traders in securities that elect to mark to market, dealers in securities or currencies, certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected in such financial statements, persons that hold shares of Common Stock, pre-funded warrants, Convertible Notes, or Warrants as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for U.S. federal income tax purposes, persons that do not hold shares of Common Stock, pre-funded warrants, Convertible Notes, or Warrants as “capital assets” (generally, property held for investment) or persons that do not use the U.S. dollar as their functional currency.

If a partnership (or entity or arrangement treated as a partnership for applicable tax purposes) holds shares of Common Stock, pre-funded warrants, Convertible Notes, or Warrants, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership (or entity or arrangement treated as a partnership for applicable tax purposes). A partner of a partnership (or entity or arrangement treated as a partnership for applicable tax purposes) holding shares of Common Stock, pre-funded warrants, Convertible Notes, or Warrants should consult its tax advisor. A partner, member or other beneficial owner of a partnership or other pass-through entity (or arrangement) holding Common Stock, pre-funded warrants, or Convertible Notes should consult its tax advisor regarding the tax consequences of the Warrant Distribution.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings, and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution. In addition, the Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

Tax Consequences of the Warrant Distribution

The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code with respect to U.S. holders of our Common Stock. We intend to take the position, to the extent required to take a position, that a U.S. holder of a Pre-Funded Warrant is a holder of our common stock for U.S. federal income tax purposes. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants. In such case, the Warrant Distribution would be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The remainder of this discussion assumes that the Warrant Distribution will be treated with respect to U.S. holders of our Common Stock and pre-funded warrants as a non-taxable distribution under Section 305(a) of the Code.

The Warrant Distribution is intended to be treated as a payment on the Convertible Notes with respect to U.S. holders of our Convertible Notes. In general, any payment on a debt instrument is treated first as a payment of accrued but unpaid interest, and second as a payment of principal.

Tax Basis and Holding Period in the Warrants Received with Respect to Common Stock and Pre-Funded Warrants

If the fair market value of the Warrants received in the Warrant Distribution is less than 15% of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, the Warrants received will be allocated a zero tax basis for U.S. federal income tax purposes, unless such U.S. holder elects to allocate tax basis between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. A U.S. holder that elects to allocate tax basis between such holder’s existing shares of Common Stock and Warrants must make this election on a statement included with such holder’s tax return for the taxable year in which the Warrant Distribution occurs. Such an election is irrevocable. If, however, the fair market value of the Warrants received in the distribution is 15% or more of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, such holder’s tax basis in the existing shares of Common Stock must be allocated between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution.

A U.S. holder’s holding period for the Warrants will include the holding period for the shares of Common Stock with respect to which the Warrants were received.

Tax Basis and Holding Period in the Warrants Received with Respect to Convertible Notes

The Warrants received with respect to any Convertible Notes will have a fair market value tax basis for U.S. federal income tax purposes.

A U.S. holder’s holding period for the Warrants received with respect to any Convertible Notes will begin on the day following the receipt of the Warrant and will not include any portion of the holding period for the Convertible Notes with respect to which the Warrants were received.

Possible Constructive Distributions

The number of shares of Common Stock that a holder is entitled to receive upon exercise of a Warrant and the Exercise Price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a distribution to holders of shares of Common Stock) could cause a holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

Lapse of a Warrant

If the Warrants received in the Warrant Distribution with respect to Common Stock or pre-funded warrants expire, a U.S. holder generally should not recognize any gain or loss upon that expiration. If a U.S. holder has tax basis in the Warrants and allows the Warrants to expire while continuing to hold the shares of Common Stock or pre-funded warrants with respect to which the Warrants were distributed, the tax basis of such shares of Common Stock or pre-funded warrants will be restored to the tax basis of such shares of Common Stock immediately before the receipt of the Warrants in the Warrant Distribution. If the Warrants expire after a U.S. holder has disposed of the shares of Common Stock or pre-funded warrants with respect to which the Warrants were distributed, such holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Warrants.

If the Warrants received in the Warrant Distribution with respect to Convertible Notes expires, a U.S. holder generally will recognize a capital loss upon that expiration equal to such holder’s tax basis in the Warrant.

Exercise of a Warrant

U.S. holders should not recognize any gain or loss with respect to a Warrant upon the cash exercise of the Warrant. In general, shares of Common Stock acquired pursuant to the cash exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the price paid to exercise the Warrant.

U.S. holders paying the Exercise Price of a Warrant by delivery of a Convertible Note will generally recognize gain or loss on the exchange of the Convertible Note. The amount of a U.S. holder’s gain or loss upon delivery of a Convertible Note to exercise the Warrant will equal the difference between the U.S. holder’s tax basis in the Convertible Notes disposed of and the amount realized on the disposition. To the extent that any portion of the amount realized on the exchange of a Convertible Note is attributable to accrued but unpaid interest on such note, this amount generally will not be included in the amount realized but will instead be treated as ordinary interest income. In general, shares of Common Stock acquired pursuant to the exercise of the Warrant for which the Exercise Price is paid by delivery of a Convertible Note will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the amount realized on the disposition of the Convertible Note. U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

The holding period for the shares of Common Stock received upon exercise of the Warrant will generally begin on the day following the exercise of the Warrant.

If, at the time of the exercise of a Warrant received in the Warrant Distribution, a U.S. holder no longer holds the shares of Common Stock or pre-funded warrants with respect to which such Warrant was received, certain aspects of the tax treatment of the exercise of the Warrant are unclear, including (1) the allocation of tax basis between the shares of Common Stock or pre-funded warrants previously sold and the Warrant, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of Common Stock or pre-funded warrants previously sold, and (3) the impact of such allocation on the tax basis of shares of Common Stock or pre-funded warrants acquired through the exercise of the Warrant. U.S. holders who exercise Warrants received in the Warrant Distribution after disposing of the shares of Common Stock or pre-funded warrants with respect to which the Warrants were received should consult their tax advisors as to these uncertainties.

Sale or Other Taxable Disposition of a Warrant

The gain or loss a U.S. holder realizes on the sale or other taxable disposition of a Warrant generally will be a capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the Warrants for more than one year. The amount of a U.S. holder’s gain or loss will equal the difference between the U.S. holder’s tax basis in the Warrants disposed of and the amount realized on the disposition. For non-corporate taxpayers, including individuals, long-term capital gains are generally eligible for reduced rates of taxation. In addition, certain limitations exist on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, information reporting may apply to dividends paid to a U.S. holder and to the proceeds of the sale or disposition of the Warrants or Common Stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

DESCRIPTION OF COMMON STOCK

A description of the Common Stock issuable upon exercise of the Warrants is set under the heading “Description of Common Stock” starting on page 3 of the accompanying prospectus. On July 11, 2024, we had 118,031,700 shares of Common Stock outstanding.

LEGAL MATTERS

 The validity of the shares of Common Stock offered hereby will be passed upon for us by Kane Kessler, P.C.

EXPERTS

The consolidated financial statements of Danimer Scientific, Inc. as of December 31, 2023 and 2022, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains reports, proxy statements, information statements and other information about issuers who file electronically with the SEC. The address of the web site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” information in this prospectus supplement or the accompanying prospectus that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement or the accompanying prospectus relating to an offering of our securities.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information deemed furnished and not filed with the SEC. These additional documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 or corresponding information furnished under Item 9.01 as an exhibit, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

●	our Annual Report on Form 10-K, filed with the SEC on March 29, 2024;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024;

●	the description of our common stock contained in our Registration Statement on Form 8-A12B, filed with the SEC on May 4, 2020, including, without limitation, any amendment or report filed for the purpose of updating such description; and

●	our Current Reports on Form 8-K filed with the SEC on January 18, 2024, January 29, 2024, March 25, 2024, April 22, 2024, May 3, 2024, May 10, 2024, May 20, 2024, May 24, 2024, July 10, 2024 and July 12, 2024.

Danimer Scientific, Inc.

Attention: Corporate Secretary

140 Industrial Boulevard

Bainbridge, Georgia 39817

(229) 243-7075

PROSPECTUS

DANIMER SCIENTIFIC, INC.

$350,000,000

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Warrants

This prospectus provides a general description of securities of Danimer Scientific, Inc. (the “Company,” “Danimer,” “we,” “our,” and “us”) that we may offer and the general manner in which we will offer them. We may offer, issue and sell, from time to time, in one or more offerings and series, together or separately, shares of our common stock, shares of our preferred stock, debt securities, guarantees of debt securities or warrants up to an aggregate amount of $350,000,000.

Each time any of our securities is offered using this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The applicable prospectus supplement will contain more specific information about the offering. The applicable prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the debt or equity securities covered by the prospectus supplement. The applicable prospectus supplement may also add, update or change the information in this prospectus and will also describe the specific manner in which we will offer such securities.

This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers, as designated from time to time, or through a combination of these methods, on a continuous or delayed basis. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The applicable prospectus supplement will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the symbol “DNMR.” We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

Investing in our securities involves a high degree of risks. Please refer to the “Risk Factors” section beginning on page 2 of this prospectus, “Item 1A – Risk Factors” of our most recent Annual Report on Form 10-K incorporated by reference herein, and under similar headings in the applicable prospectus supplement and any other documents that are incorporated by reference herein or therein, for a description of the risks you should consider when evaluating this investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC”, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell, in one or more offerings and series, together or separately, shares of our common stock, preferred stock, debt securities, guarantees of debt securities or warrants up to an aggregate amount of $350,000,000. This prospectus only provides you with a general description of the securities that we may offer. Each time we offer and sell any of our securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the securities and the offering. The applicable prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the debt or equity securities covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus and the prospectus supplements provide you with a general description of the Company and our securities. Before purchasing any of our securities, you should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in this prospectus or any prospectus supplement and those documents incorporated by reference in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained in this prospectus or any accompanying prospectus supplement. If anyone provides you with different or additional information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities, and we have not authorized anyone to make any representations in connection with an offering other than those contained or incorporated by referenced in this prospectus or any accompanying prospectus supplement. Neither this prospectus nor any prospectus supplement is an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

References in this prospectus to the “Company,” “Danimer,” “we,” “our,” and “us,” refer to Danimer Scientific, Inc.

ii

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein include, but are not limited to the impact on our business, operations and financial results of pandemics, such as the COVID-19 pandemic, and the ongoing conflicts in Ukraine and the Middle East (each of which, among other things, may affect many of the items listed below); the demand for our products and services; revenue growth; effects of competition; supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the credit markets, including mortgages, home equity loans, and consumer credit; impact of tariffs; demand for credit offerings; management of relationships with our employees, suppliers and vendors, and customers; international trade disputes, natural disasters, public health issues (including pandemics and related quarantines, shelter-in-place orders, and similar restrictions), and other business interruptions that could disrupt supply or delivery of, or demand for, our products or services; continuation of equity programs; net earnings performance; earnings per share; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims, and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this prospectus are based upon information available to the Company as of the date of this prospectus, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein as well as other written or oral statements by us or our authorized officers on our behalf, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

THE COMPANY

Company Overview

We are a performance polymer company specializing in bioplastic replacements for traditional petroleum-based plastics. Applications for biopolymers include additives, aqueous coatings, fibers, filaments, films, thermoforming, and injection-molded articles. We bring together innovative technologies to deliver biodegradable bioplastic materials to global consumer product companies. We believe that we are the only commercial company in the bioplastics market to combine the production of a base polymer along with the reactive extrusion capacity in order to give customers a “drop-in” replacement for a wide variety of petroleum-based plastics. We have core competencies in polymer formulation and application development, fermentation process engineering, thermocatalysis, chemical engineering and polymer science. In addition, we have created an extensive intellectual property portfolio to protect our innovations that together with our technology, serves as a valuable foundation for our business and for future industry collaborations.

Market Overview

Globally, over 800 billion pounds of plastic are produced each year. Bioplastics are a key segment of the plastics industry and provide renewably-sourced products, which are compostable or biodegradable replacements for traditional petroleum-based plastics. Bioplastics are used in a wide range of applications, including packaging, adhesives, food additives, food service items and many others. The bioplastics industry is diverse and rapidly evolving. As companies continue to innovate new bioplastic products to meet existing and future customer needs, we expect the industry to expand substantially.

We primarily market our products to consumer packaging brand owners, converters and manufacturers in the plastics industry seeking to address environmental, public health, renewability, composting and biodegradability concerns arising from customer perceptions and expectations, government regulations, or other reasons.

Corporate Overview

The Company (formerly Live Oak Acquisition Corp. and referred to as “Live Oak” when describing the period prior to the consummation of the Business Combination described below) was incorporated in Delaware on May 24, 2019 as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses. Live Oak competed its initial public offering in May 2020. On December 29, 2020 (“Closing Date”), the Company consummated a business combination (“Business Combination”), pursuant to which the Company acquired all of the outstanding capital stock of Meredian Holdings Group, Inc. (“Meredian Holdings Group” or “MHG”) through the exchange of MHG common stock for Live Oak Class A common stock. The Business Combination was effected through the merger of Green Merger Corp., a wholly owned subsidiary of Live Oak, with and into MHG, with MHG surviving the merger as a wholly owned subsidiary of Live Oak.

In connection with the closing of the Business Combination, the Company changed its name from Live Oak Acquisition Corp. to Danimer Scientific, Inc.

The following description of our business describes the business historically operated by Meredian Holdings Group and its subsidiaries under the “Danimer Scientific” name as an independent enterprise prior to the Business Combination (“Legacy Danimer”) and is operated by the Company following the consummation of the Business Combination.

We, through our principal operating subsidiaries, Meredian, Inc., Meredian Bioplastics, Inc., Danimer Scientific, L.L.C., Danimer Bioplastics, Inc., Danimer Scientific Kentucky, Inc., and Novomer, Inc., bring together innovative technologies to deliver biodegradable bioplastic materials to global consumer product companies.

Our headquarters are located at 140 Industrial Boulevard, Bainbridge, Georgia 39817 and our telephone number is (229) 243-7075.

Our website address is www.danimerscientific.com. The content contained in, or that can be accessed through, our website is not part of this prospectus (other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus). See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Please carefully consider the risk factors described in our periodic and current reports filed with the SEC, which are incorporated by reference in this prospectus, as well as any risks that may be set forth in or incorporated by reference into the prospectus supplement relating to a specific security. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. The risks and uncertainties we have described are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

The use of proceeds from the sale of our securities will be specified in the applicable prospectus supplement.

Unless stated otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of securities described in this prospectus for general corporate purposes.

When a particular series of securities is offered, the accompanying prospectus supplement will set forth our intended use for the net proceeds received from the sale of those securities. Pending application for specific purposes, the net proceeds may be temporarily invested in marketable securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Second Amended and Restated Bylaws, as amended (the “Bylaws”). Copies of our Certificate of Incorporation and Bylaws are incorporated by reference and will be sent to stockholders upon request. Please read “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” to find out how you obtain a copy of those documents. We encourage you to read carefully this prospectus, the Certificate of Incorporation, the Bylaws and the other documents we refer to herein for a more complete understanding of the Company’s common stock.

Authorized and Outstanding Common Stock

The Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. As of May 10, 2024, there were 116,443,200 shares of Common Stock and no shares of preferred stock outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividends

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically. We have not paid any cash dividends on the Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Common Stock.

Election of Directors

The Bylaws provide that our business and affairs be managed by the Board. Our Board is composed of a single class of eleven directors, each of whom will generally serve for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

DESCRIPTION OF PREFERRED STOCK

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock offered by us will be described in a prospectus supplement relating to such offering. The following description of our preferred stock does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our Certificate of Incorporation, Bylaws and the certificate of designation relating to each series of our preferred stock, which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of such series of preferred stock.

Our Certificate of Incorporation authorizes our Board to issue, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series, having a par value of $0.0001 per share. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Our Board is authorized to fix the designation and relative rights for each series of preferred stock, and the applicable prospectus supplement will set forth with respect to such series, the following information:

●	any dividend rights;

●	any stated redemption and liquidation values or preference per share;

●	any sinking fund provisions;

●	any conversion or exchange provisions;

●	any participation rights;

●	any voting rights; and

●	the terms of any other preferences, limitations and restrictions, as are stated in the resolutions adopted by our Board and as are permitted by the Delaware General Corporation Law (the “DGCL”).

The transfer agent and registrar for each series of preferred stock will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities may be senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities and the indenture are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture (and any amendments or supplements we may enter into from time to time which are permitted under such indenture) and the debt securities, including the definitions therein of certain terms.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct unsecured obligations. The indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture.

We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered the aggregate principal amount and the following terms of the debt securities, if applicable:

●	The title and ranking of the debt securities (including the terms of any subordination provisions);

●	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

●	covenants that we will adhere to in connection with the issuance and maintenance of debt securities;

●	events of default, acceleration, waiver of defaults, and related remedies, rights, and duties;

●	form, denomination, issuance, registration, transfer, and replacement of debt securities;

●	guarantees of the debt securities of that series, if any, including the terms of subordination, if any, of such guarantees;

●	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

●	satisfaction and discharge of debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement. Any guarantees will be joint and several and full and unconditional obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF WARRANTS

A warrant is a security that gives the holder the right, upon exercise of the warrant, to purchase a specified number of securities at a specified exercise price, during a specified exercise period, which is subject to adjustment upon the occurrence of specified events. We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. The particular terms of any warrants will be described in the related prospectus supplement.

Anti-Takeover Effects of CERTAIN Provisions of Delaware Law and
Our Certificate of Incorporation and Bylaws

Certain provisions of the Certificate of Incorporation and Bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage an unsolicited takeover of us if the Board determines that such takeover is not in the best interests of us and our stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

The provisions in the Certificate of Incorporation and the Bylaws include: (a) advance notice requirements for special meetings and the Board’s ability to solicit additional information reasonably foreseeable to be material to a stockholder’s decision about the nominees or a stockholder proposal; (b) a procedure which requires stockholders to nominate directors in advance of a meeting to elect such directors; (c) the authority to issue additional shares of common stock and/or preferred stock without stockholder approval; (d) the number of directors on our Board will be fixed exclusively by the Board; (e) any newly created directorship or any vacancy in our Board resulting from any increase in the authorized number of directors or the death, disability, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum; and (f) our Bylaws may be amended by our Board.

The DGCL contains statutory “anti-takeover” provisions, including Section 203 of the DGCL which applies automatically to a Delaware corporation unless that corporation elects to opt-out as provided in Section 203. We, as a Delaware corporation, have not elected to opt out of Section 203 of the DGCL. Under Section 203 of the DGCL, a stockholder acquiring more than 15% of the outstanding voting shares of a corporation (an “Interested Stockholder”) but less than 85% of such shares may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Stockholder.

Limitation of Liability and Indemnification of Officers and Directors

Pursuant to provisions of the DGCL, we have adopted provisions in our Certificate of Incorporation that provide that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director to the full extent that the Securities Act permits the limitation or elimination of the liability of directors.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy. Our Certificate of Incorporation also contains a provision for the indemnification by us of all of our directors and officers, to the fullest extent permitted by the DGCL.

Exclusive Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action asserting a claim governed by the internal affairs doctrine; or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of our stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

PLAN OF DISTRIBUTION

We may sell securities in any one or more of the following ways (or in any combination) from time to time:

●	to or through one or more underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser, including through a specific bidding, auction or other process; or

●	through agents, brokers or dealers.

The applicable prospectus supplement will set forth the terms of the offering of such securities, including:

●	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

●	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

●	describing any compensation in the form of discounts, concessions or commissions or otherwise received from us by each of such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

●	identifying the amounts underwritten;

●	identifying the nature of the underwriter’s obligation to take the securities;

●	identifying any over-allotment option under which the underwriters may purchase additional securities from us;

●	identifying any quotation systems or securities exchanges on which the securities may be quoted or listed; and

●	identifying any other facts material to the transaction.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may effect the distribution of the securities from time to time in one or more transactions either:

●	at a fixed price or at prices that may be changed;

●	at market prices prevailing at the time of sale;

●	at prices relating to such prevailing market prices; or

●	at negotiated prices.

Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including, without limitation, negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters without a syndicate. Generally, the underwriters’ obligations, if any, to purchase the securities will be subject to certain conditions precedent. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any option to purchase additional securities or any over-allotment option). Any public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

We may sell the securities directly or through agents that we designate from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and will describe any commissions payable by us to the agent. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise. If a broker is used in the sale of the securities, the broker will not acquire the securities, and we will sell the securities directly to the purchasers in the applicable market. The prospectus supplement will set forth the terms of the arrangements with the broker.

We may sell the securities directly to one or more purchasers without using any underwriters, dealers or agents. In that event, no underwriters or agents would be involved. In addition, we may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, a third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to settle those sales to close out any related short positions. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. We may also sell the securities directly, in which event, no underwriters or agents will be involved.

In the sale of the securities, underwriters, dealers or agents may receive compensation in the form of commissions, discounts or concessions from us.  Underwriters, dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both.  Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales. Maximum compensation to any underwriters, brokers, dealers or agents will not exceed any applicable FINRA limitations.

Agents, underwriters and dealers may be entitled, under relevant agreements with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with an offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

The specific terms of any lock-up provisions in respect of any given offering of common stock will be described in the applicable prospectus supplement.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities. To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to applicable notices. We may elect to apply for quotation or listing of any other class or series of our securities on a quotation system or an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any such activities will be described in the prospectus supplement. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any other class or series of our securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.danimerscientific.com. Information accessible on or through our website is not a part of this prospectus (other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus).

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

This prospectus omits certain information that is contained in the registration statement on file with the SEC, of which this prospectus is a part. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39280):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024;

●	the description of our common stock contained in our Registration Statement on Form 8-A12B, filed with the SEC on May 4, 2020 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, any amendment or report filed for the purpose of updating such description; and

●	our Current Reports on Form 8-K filed with the Commission on January 18, 2024, January 29, 2024, March 25, 2024, April 22, 2024, May 3, 2024 and May 10, 2024 (in each case, excluding “furnished” and not “filed” information under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items).

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Danimer Scientific, Inc.

Attention: Corporate Secretary

140 Industrial Boulevard

Bainbridge, Georgia 39817

(229) 243-7075

EXPERTS

The consolidated financial statements of Danimer Scientific, Inc. as of December 31, 2023 and 2022, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York. Any underwriters, dealers, or agents will be advised of the other issues relating to any offering by their own legal counsel, which will be named in an accompanying prospectus supplement relating to that offering.

Danimer Scientific, Inc.

Up to 70,134,322 Shares

of

Common Stock

PROSPECTUS SUPPLEMENT

July 12, 2024